VOTING AND SELL-DOWN AGREEMENT

VOTING and SELL-DOWN AGREEMENT, dated as of January 20, 2014 (this “Agreement”), by and between ConnectOne Bancorp, Inc., a New Jersey corporation and registered bank holding company (the “Company”) and Mr. Lawrence B. Seidman (the “Shareholder”), in his capacity as the Beneficial Owner (as defined below) of shares of common stock of Center Bancorp, Inc., a New Jersey corporation and registered bank holding company (the “Parent”), as set forth on Schedule 1 to this Agreement.

RECITALS

A. Concurrently with the execution of this Agreement, Parent and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, for the merger (the “Merger”) of the Company with and into Parent upon the terms and subject to the conditions set forth therein.

B. As of the date hereof, the Shareholder is the Beneficial Owner (as defined below) of that number of shares of Parent Common Stock (including, for purposes of this Agreement, all shares or other voting securities into which any shares of Parent Common Stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom (including any dividends or distributions of securities that may be declared in respect of such shares of Parent Common Stock), the “Parent Common Shares”) set forth on Schedule 1. The record owners of such Parent Common Shares are also set forth on Schedule 1.

C. As a condition to the Company’s willingness to enter into and perform its obligations under the Merger Agreement, the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

I. CERTAIN DEFINITIONS

1.1 Capitalized Terms. Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1.2 Other Definitions. For the purposes of this Agreement:

“Affiliate” shall have the meaning ascribed to such tern in Rule 405 under the Securities Act of 1933, as amended, provided that Parent and its Subsidiaries shall not be deemed to be Affiliates of the Shareholder.

“Beneficial Owner” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended).

“Jointly Owned Shares” means the Parent Common Shares Beneficially Owned by the Shareholder as of the date of this Agreement and the Parent Common Shares of which the Shareholder acquires Beneficial Ownership after the date hereof until and including the applicable record date, for which the Shareholder has joint or shared voting power with such Shareholder’s spouse.

“Owned Shares” means the Parent Common Shares Beneficially Owned by the Shareholder as of the date of this Agreement and Parent Common Shares of which the Shareholder acquires Beneficial Ownership after the date hereof until and including the applicable record date, for which the Shareholder has sole voting power.

“Shares” means, as of any given date, any Parent Common Shares Beneficially Owned or Controlled by the Shareholder and any other voting securities of the Parent Beneficially Owned or Controlled by the Shareholder (including shares issuable upon exercise of any instrument exercisable for Parent Common Shares of other voting securities of the Parent).

“Restricted Transfer Termination Date” means the soonest of (i) the date that is six (6) months after the Merger Agreement is terminated in accordance with its terms, (ii) the Effective Time, (iii) the date, if any, on which the Company releases the Shareholder from the Shareholder’s obligations hereunder and (iv) the date immediately following the date, if any, on which Parent’s shareholders approve all of the Parent Shareholder Matters.

“Transfer” means, with respect to a security, the sale, grant, assignment, transfer, pledge, hypothecation, encumbrance, constructive sale, or other disposition of such security or the Beneficial Ownership thereof (including by operation of law), or the entry into of any contract, agreement or other obligation to effect any of the foregoing, including, for purposes of this Agreement, the transfer or sharing of any voting, investment or dispositive power of such security.

II. SUPPORT OBLIGATIONS OF THE SHAREHOLDER

2.1 Agreement to Vote. The Shareholder irrevocably and unconditionally agrees that from and after the date hereof, at any meeting (whether annual or special, and at each adjourned or postponed meeting) of shareholders of Parent called to vote for approval of the Merger, however called, or in connection with any written consent of Parent’s shareholders relating to the Merger, the Shareholder will (x) appear at each such meeting, cause all of the Shareholder’s Owned Shares, and use the Shareholder’s reasonable best efforts to cause all of the Shareholder’s Jointly Owned Shares, to be counted as present thereat for purposes of calculating a quorum, and respond to each request by Parent for written consent, if any, (y) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, in favor of all Parent Shareholder Matters, including the adoption of the Merger Agreement and the Merger and, if it shall be necessary for any such meeting to be adjourned or postponed due to a lack of a quorum, in favor of such adjournment or postponement and (z) vote (or consent) or cause to be voted (or validly execute and return and cause a consent to be granted with respect to) all of the Owned Shares and use the Shareholder’s reasonable best efforts to cause to be voted (or validly execute and return and use the Shareholder’s reasonable best efforts to cause a consent to be granted with respect to) all of the Jointly Owned Shares, in each case, against any Parent Acquisition Proposal or any other action, agreement or transaction submitted for approval to the shareholders of the Parent that would reasonably be expected to be intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the Merger or this Agreement.

2

2.2. Restrictions on Transfer. Except as otherwise consented to in writing by the Company, the Shareholder agrees from and after the date hereof and until the Restricted Transfer Termination Date, not to (x) tender, or cause to be tendered, into any tender or exchange offer or otherwise directly or indirectly Transfer, or cause to be Transferred, any Owned Shares or Jointly Owned Shares (or any rights, options or warrants to acquire any Parent Common Shares), except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, lineal descendants or the spouse of the Shareholder, or to a trust or other entity for the benefit of one or more of the foregoing persons, or by means of an in-kind distribution of all or part of the Shareholder’s Parent Common Shares to the Shareholder’s direct or indirect equityholders; provided that the transferee of any transfer described in this Section 2.2 agrees in writing to be bound by the terms of this Agreement; or (y) enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Parent or any other person with respect to the Owned Shares or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any Owned Shares, or any interest therein. If so requested by the Company, the Shareholder agrees that the certificates representing Owned Shares and Jointly Owned Shares shall bear a legend stating that they are subject to this Agreement.

2.3 Parent Acquisition Proposal. The Shareholder agrees that from and after the date hereof, the Shareholder will not, and will use the Shareholder’s reasonable best efforts to not permit any of the Shareholder’s Affiliates, representatives (including financial advisers, attorneys and accountants) or agents to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, or comment publicly in favor of, any inquiries or the making of any proposal with respect to any Parent Acquisition Proposal, or negotiate, explore or otherwise engage in discussions with any person (other than Parent or its directors, officers, employees, agents and representatives) with respect to any Parent Acquisition Proposal or enter into any agreement, arrangement or understanding with respect to any Parent Acquisition Proposal or agree to or otherwise assist in the effectuation of any Parent Acquisition Proposal or comment publicly in favor of any Parent Acquisition Proposal; provided, however, that the parties acknowledge that this Agreement is entered into by the Shareholder in respect of the Owned Shares and that nothing in this Agreement shall prevent the Shareholder from discharging his fiduciary duties as a member of the board of directors of the Parent. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any of the Shareholder’s Affiliates, representatives (including financial advisers, attorneys and accountants) or agents shall be deemed to be a violation of this Section 2.3 by the Shareholder.

2.4 Notification. The Shareholder agrees, while this Agreement is in effect, to notify the Company promptly in writing of (x) any increase in the number of any Owned Shares (in excess of the Owned Shares set forth on Schedule 1), if any, after the date hereof and (y) with respect to the subject matter contemplated by Section 2.3, any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Shareholder.

3

III. SELL-DOWN; OPTION

3.1 Sale of Shares. Commencing after the date on which all the Parent Shareholder Matters have been approved, Shareholder shall use his commercially reasonable best efforts, taking into account conditions in the capital markets and the market price of Parent Common Stock, to undertake bona fide sales to third parties of that number of Shares as will reduce the number of Shares with regard to which Shareholder has Beneficial Ownership, record ownership or control to no more than 4.99% of any class of voting securities of the Surviving Corporation (as “class” and “voting securities” are defined under the BHCA) (the “Maximum Threshold”) by the date that is one year after the Effective Time (the “Sell Down Date”). Commencing after the date on which all the Parent Shareholder Matters have been approved, Shareholder shall provide the Surviving Corporation with quarterly reports as to his sales of Shares and the number of Shares over which he continues to have Beneficial Ownership, record ownership or control until such time as the Shareholder’s Beneficial Ownership, record ownership or control of Shares is at or below the Maximum Threshold.

3.2 Option to Purchase.

(i) The Shareholder hereby grants the Surviving Corporation an irrevocable, exclusive option (the “Option”) to purchase all or a portion of the Shares Beneficially Owned, owned of record or controlled by Shareholder as of the Sell Down Date that exceed the Maximum Threshold at a purchase price of $20.63 per share (subject to equitable adjustment to give effect to stock splits, stock splits, reverse stock splits and comparable transactions).

(ii) The Option may be exercised, in whole or in part, by the Surviving Corporation for a period commencing on the Sell Down Date and ending forty-five (45) days after the Sell Down Date. To exercise the Option, the Surviving Corporation must provide written notice (the “Exercise Notice”) to the Shareholder of its intention to exercise the Option, the number of Shares being purchased by the Surviving Corporation, the purchasers of the Shares and the closing date for the purchase, which shall be ten (ten) business days after the date of the Exercise Notice, unless additional time is required in order to comply with all applicable laws and/or in order to effect any underwriting contemplated in connection with the sale of the Shares to such purchasers. At the closing, the Shareholder shall deliver the Shares subject to the Exercise Notice and the purchasers shall deliver the purchase price for the Shares.

(iii) The Surviving Corporation may assign the Option, in whole or in part, to one or more third parties, at its discretion, subject to compliance with all applicable laws.

(iv) Shareholder shall not pledge, impair or encumber title to the Shares that are subject to the Option, nor take any other action that would impair Shareholder’s ability to deliver good and marketable title to the Shares subject to the Option, other than pursuant to Section 3.1 hereof.

4

IV. PROXY

4.1 Irrevocable Proxy. Shareholder is hereby delivering an irrevocable proxy (the “Proxy”) in the form and substance of Schedule 2 hereto appointing, to the extent permitted by law, the Board of Directors of the Surviving Corporation as his proxy with regard to all matters on which a shareholder vote of the Surviving Corporation may be requested. Such proxy shall provide that all Shares Beneficially Owned, owned of record or controlled by the Shareholder in excess of the Maximum Threshold shall be voted by the Board of Directors of the Surviving Corporation in the same manner and proportion as are the outstanding voting shares of the Surviving Corporation other than those subject to the Proxy. The Proxy shall become effective upon the earlier to occur of (i) the date that is six (6) months after the Effective Time, or (ii) the record date for determining shareholders eligible to vote at the 2015 annual meeting of shareholders of the Surviving Corporation.

V. REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to the Company as follows:

(a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly executed and delivered by the Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the Company and complies with all applicable laws, constitutes a valid and binding obligation of the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

(b) Ownership. As of the date hereof, the number of Owned Shares, and the record owners of such shares, are listed on Schedule 1. As of the date hereof, the Owned Shares set forth on Schedule 1 constitute all of the shares of Parent Common Stock or of any other voting security of the Parent held of record or Beneficially Owned by the Shareholder or any of the Shareholder’s Affiliates. With respect to the Owned Shares, the Shareholder has sole voting power and sole power of disposition. The Shareholder has the power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Owned Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable banking laws and federal securities laws and the terms of this Agreement. The record owner of the Owned Shares has good title to the Owned Shares, free and clear of any Liens.

5

(c) No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his obligations under this Agreement will not, (x) assuming compliance with applicable banking laws and federal securities laws, conflict with or violate any law, ordinance or regulation of any Governmental Entity applicable to the Shareholder, the Owned Shares (or any record or beneficial owner thereof) or by which any of his assets or properties is bound or (y) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Shareholder (or, so far as the Shareholder is aware, after due inquiry, any record or beneficial owner of the Owned Shares) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder (or, so far at the Shareholder is aware, after due inquiry, any record or beneficial owner of the Owned Shares) is a party or by which the Shareholder (or, so far at the Shareholder is aware, after due inquiry, any record or beneficial owner of the Owned Shares) or any of his assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform his/her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.2 No Inconsistent Agreement; No Contrary Action. The Shareholder hereby represents, covenants and agrees that, except for actions taken in furtherance of this Agreement, (x) he has not entered, and shall not enter at any time while this Agreement remains in effect, into any formal or informal voting agreement or voting trust with respect the Owned Shares; (y) he has not taken, and agrees that he will not take or commit to take at any time while this Agreement remains in effect, any action that would make any representation and warranty of the Shareholder inaccurate; and (z) he will take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

VI. GENERAL

6.1 Governing Law; Jurisdiction. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the laws of the State of New Jersey (without regard to principles of conflict of laws that would apply the law of another jurisdiction). Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New Jersey State court or federal court of the United States of America sitting in New Jersey, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New Jersey State court or, to the extent permitted by law, in such federal court.

6.2. Amendments. This Agreement may not be amended except by written agreement signed by the Company and by the Shareholder.

6.3. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

6.4. Counterparts; Execution. This Agreement may be executed in any number of counterparts, all of which are one and the same agreement. This Agreement may be executed by facsimile or pdf signature by any party and such signature is deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

6

6.5 Effectiveness and Termination. This Agreement will become effective when the Company has received the counterpart signed by the Shareholder and the Shareholder has received the counterpart signed by the Company and shall terminate in accordance with Section 6.10.

6.6. Proxy. If so requested by the Company, the Shareholder shall constitute and appoint the President of the Company (or another person designated by the Company), with full power of substitution, as the Shareholder’s proxy with respect to the matters set forth herein, including without limitation, each of the matters described in Sections 2.1 and 2.3 of this Agreement, and shall authorize such proxy to represent and to vote, if and only if the Shareholder (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent) in a manner that is inconsistent with the terms of this Agreement, all of such Shareholder’s Owned Shares in the manner contemplated by Sections 2.1 and 2.3 of this Agreement. The agreement to grant a proxy if requested pursuant to the immediately preceding sentence is given to induce the Company to execute the Merger Agreement and, as such, the proxy shall be coupled with an interest and shall be irrevocable unless and until this Agreement or any such rights granted hereunder terminate or expire pursuant to the terms hereof. Upon granting such a proxy, the Shareholder shall revoke any and all previous proxies with respect to the Shareholder’s Owned Shares and shall not thereafter, unless and until this Agreement or any rights granted hereunder terminate or expire pursuant to the terms hereof, purport to grant any other proxy or power of attorney with respect to any of the Shareholder’s Owned Shares, deposit any of the Shareholder’s Owned Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of any of the Shareholder’s Owned Shares, in each case, with respect to any of the matters set forth herein.

6.7 Equitable Remedies. The parties hereto agree that irreparable harm would occur in the event that any of the agreements and provisions of this Agreement were not performed fully by the parties hereto in accordance with their specific terms or conditions or were otherwise breached, and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining and quantifying the amount of damage that will be suffered by the parties hereto in the event that this Agreement is not performed in accordance with its terms or conditions or is otherwise breached. It is accordingly hereby agreed that the parties hereto shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions hereof in any court referred to in Section 6.1 hereof, such remedy being in addition to, and not in lieu of, any other rights and remedies to which the other parties are entitled to at law or in equity. The parties agree to not seek, and agree to waive, any requirement for the securing or posting of a bond in connection with a party seeking or obtaining any relief pursuant to this Section 6.7.

6.8 Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party hereto (a) certifies that no representative of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of any suit, action or other proceeding, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 6.8.

7

6.9 Construction. This Agreement shall be deemed to have been drafted by each of the parties hereto and, consequently, when construing its terms, none of the parties will be deemed to have been the draftsperson. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.10 Termination. Article II of this Agreement shall terminate on the Restricted Transfer Termination Date. If the Merger is consummated, the other provisions of this agreement shall continue in accordance with their terms. If the Merger is not consummated, the other provisions of this Agreement shall terminate on the Restricted Transfer Terminated Date. Termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

6.11 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the applicable Shareholder, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct the Shareholder in the voting of any of the Owned Shares, except as otherwise provided herein.

6.12 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company to:

ConnectOne Bancorp, Inc.

301 Sylvan Avenue

Englewood Cliffs, New Jersey 07632

Attn: Frank Sorrentino III,

     Chairman and Chief Executive Officer

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Fax: (212) 558-3588

Attention: Mitchell S. Eitel and Marc Trevino

8

and

Windels, Marx, Lane & Mittendorf, LLP

120 Albany Street

New Brunswick, New Jersey 08902

Attention: Robert Schwartz

(b) if to a Shareholder, to:

Lawrence B. Seidman

100 Misty Lane

Parsippany, New Jersey 07054

with a copy to:

Bray and Bray, LLC

100 Misty Lane,

Parsippany, New Jersey 07054

Attention: Peter Bray

6.13 Assignment; Third Party Beneficiaries. Except as otherwise provided in Section 3.2(ii), neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that after the consummation of Merger, the Company may assign this Agreement to the Parent. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[signatures pages follow]

9

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed as of the date first above written.

THE COMPANY

ConnectOne Bancorp, Inc.	By: /s/ Frank Sorrentino III Name: Frank Sorrentino III

THE SHAREHOLDER

Lawrence B. Seidman	By: /s/ Lawrence B. Seidman Name: Lawrence B. Seidman

10

SCHEDULE 1

Shareholder

Name	Number of Owned Shares as of the date of this Agreement
Lawrence B. Seidman

3,834,798.6715

comprised of

•         125,139.6715 shares beneficially owned directly in his personal capacity;

•         724,525 shares beneficially owned as managing member of SAL;

•         1,683,244 shares beneficially owned as the sole officer of Veteri Place Corporation, which is the (i) the Corporate General Partner of each of SIP and SIPII and (ii) the Trading Advisor of LSBK;

•         506,527 shares beneficially owned as the investment manager for Broad Park;

•         109,546 shares beneficially owned as the investment manager for 2514 Multi;

•         24,531 shares beneficially owned as the investment manager for 2514 Select;

•         388,871 shares beneficially owned as the investment manager for CBPS;

•         272,415 shares beneficially owned as the investment manager for Chewy;

Record Owners of the Owned Shares

Record Owner Name	Number of Owned Shares
Lawrence Seidman	109,509.6715
Seidman and Associates L.L.C. (“SAL”)	724,525
Seidman Investment Partnership, L.P. (“SIP”)	640,333
Seidman Investment Partnership II, L.P. (“SIPII”)	665,114
LSBK06-08, LLC (“LSBK”)	377,797
Broad Park Investors, L.L.C.	506,527
CBPS, LLC (“CBPS”)	388,871
2514 Multi-Strategy Fund, LP (“2514 MSF”)	109,546
2514 Select Fund, LP (“2514 Select”)	24,531
Chewy Gooey Cookies, L.P. (“Chewy”)	272,415

-12-